EXHIBIT 10.8
[Execution Copy]
Guarantee Agreement
September 22, 2006
SanDisk Corporation
Toshiba Finance Corporation
SMBC Leasing Company, Limited

Guarantee Agreement
     SanDisk Corporation (the “Guarantor”) and Toshiba Finance Corporation and SMBC Leasing Company, Limited as SD Lessor (in such capacity, collectively, the “SD Lessors”) hereby enter into this guarantee agreement (the “Agreement”) with respect to the Master Lease Agreement (Honken-Lease-Keiyaku) dated September 22, 2006 and the related individual agreements entered into thereunder (collectively, the “Lease Agreement”), in each case entered into by and between the SD Lessors, SMBC Leasing Company, Limited as SD Lessor Manager, and Toshiba Finance Corporation, Sumisho Lease Co., Ltd., Fuyo General Lease Co., Ltd., Tokyo Leasing Co., Ltd., STB Leasing Co., Ltd., and IBJ Leasing Company, Limited as Toshiba Lessor thereunder (in such capacity, collectively, the “Toshiba Lessors”), IBJ Leasing Company, Limited as Toshiba Lessor Manager, and Flash Partners Yugen Kaisha (the “Lessee”).
     Unless as otherwise specified in this Agreement, the words defined in the Lease Agreement shall have the same meaning in this Agreement.
Article 1. (Guarantee)
     The Guarantor shall guarantee the performance, from time to time, of the obligations subject to the guarantee below (the “Guaranteed Obligation”) to the SD Lessors, jointly and severally (rentai-hosho) with the Lessee (the “Guarantee”).
(Guaranteed Obligation)
     Guaranteed Obligation shall mean payment obligations of lease rental (lease-ryo), stipulated loss payment (kitei-songaikin), purchase option exercise price (konyu-sentakuken-koshikagaku), terminal return adjustment amount (henkanji-choseikin), break funding cost, late charges (chien-songaikin), and any and all payment obligations of other amounts concerning SD Tranches in the Individual Transactions (Kobetsu-Torihiki) pursuant to the Lease Agreement; provided that the Guarantor and the SD Lessors may consult in the event of any doubt concerning “other amounts” as mentioned above.
     In any event, the Guarantor shall not pay any obligation concerning Toshiba Tranches, and all amounts owing from Lessee to the Toshiba Lessors in relation to Toshiba Tranches or otherwise are expressly excluded from the Guaranteed Obligations.
Article 2. (Period of Request for the Performance of Guarantee Obligation)
     In the event the SD Lessors demand performance of the Guarantee to the Guarantor, the SD Lessors must make a written demand to the Guarantor for performance of the Guaranteed Obligation which the Lessee has failed to duly and punctually perform. The SD Lessors may, upon each failure of due and punctual performance of the Guaranteed Obligation, make demand pursuant to this Article; any delay in making such demand will not exempt the Guarantor from the obligations under this Guarantee.
Article 3. (Performance of Guaranteed Obligation)

3.1	The Guarantor shall, in the event the Lessee fails to perform all or any part of its obligations under the Guaranteed Obligation within 10 Business Days (Ginko-Eigyobi) from each due date, perform the Guarantee in favor of the SD Lessors within 20 Business Days (Ginko-Eigyobi) from the receipt of the written demand from the SD Lessors.
3.2	If there is any Guaranteed Obligation upon the occurrence of any Termination Event (Kaijo-Jiyu) under the Lease Agreement, the Guarantor shall perform the Guarantee within 20 Business Days (Ginko-Eigyobi) from the receipt of the written demand from the SD Lessors.
3.3	If any Termination Event (Kaijo-Jiyu) under the Lease Agreement occurs, the Guarantor may, pursuant to Article 26, Paragraph 8 or Article 26, Paragraph 9 of the Lease Agreement, succeed the rights, obligations and legal title of the Lessee under the Lease Agreement or the rights, obligations and legal title of Other Guarantor (defined below) under the guarantee agreement dated the same date hereof by and between Toshiba Corporation (the “Other Guarantor”) and the Toshiba Lessors, whereupon such Termination Event (Kaijo-Jiyu) shall be deemed cured.
3.4	The Guarantor may not exercise the right of subrogation, prior indemnity and post indemnity with respect to the Guarantee against the Lessee until any and all receivables of the SD Lessors and the Toshiba Lessors against the Lessee in respect of this Agreement and the Lease Agreement have been paid in full.
Article 4. (Relationship with Other Security Rights)
4.1	The guarantee under this Agreement shall be granted in addition to other security interests or guarantees held by the SD Lessors in connection with the Guaranteed Obligation, and the effectiveness of such other securities or guarantees shall not be affected by the security interests pursuant to this Agreement.
4.2	The Guarantor shall not claim exemption even if the SD Lessors, in their reasonable discretion, alter or terminate other security interests or guarantees securing the Guaranteed Obligations, provided, however, that the SD Lessors shall give at least fifteen (15) days prior notice to the Guarantor in case of such alteration or termination unless the same is contemplated by the Related Agreements (Honken-Kanren-Keiyaku).
Article 5. (Transfer of Rights and Obligations)
     The SD Lessors and the Guarantor shall not, without obtaining prior written consent of the other party, transfer or pledge the rights and obligations under this Agreement to any third party, provided, however, this Article shall not prohibit any assignment by the Guarantor to persons who acquire all or substantial part of the assets, business and shares of or in the Guarantor by means of sale, merger, acquisition or other change in management control. In addition, in each Individual Transaction (Kobetsu-Torihiki) , (i) pursuant to the SD Receivables Sale and Purchase Agreement (Honken-SD-Saiken-Baibai-Keiyaku), the SD Lessors may transfer the right to demand the performance of the Guaranteed Obligation with respect to SD Tranche I-AB hereunder to the SD Borrower (Honken-SD-Kariirenin), (ii) pursuant to the SD Receivables Assignment Agreement (Honken-SD-Saiken-Jyoto-Keiyaku), the SD Lessors may transfer the right to demand the performance of the Guaranteed Obligation with respect to SD Tranche I-C hereunder to the SD Receivables Assignee (Honken-SD-Saiken-Yuzuriukenin) and (iii) pursuant to the SD Receivables Security Assignment Agreement (Honken-SD-Saiken-Joto-Tampo-Keiyaku), the SD Borrower (Honken-SD-Kariirenin) may transfer the right to demand performance of the Guaranteed Obligation with respect to SD Tranche I-AB hereunder to the SD Lenders (Honken-SD-Kashitsukenin). The Guarantor hereby grants prior consent to such transfers and agrees to cooperate with the SD Lessors in preparing and delivering the documents requested by the SD Lessors.
Article 6. (Limited Recourse)
     The limitation of liability by the limited recourse provision pursuant to Article 29, Paragraph 1 of the Lease Agreement shall not prevent the exercise of the rights of the SD Lessors against the Guarantor pursuant to this Agreement, nor shall the provisions thereof affect the performance of the guarantee obligations pursuant to this Agreement.
Article 7. (Modification of the Agreement)
     This Agreement may not be modified except with the written consent of the Guarantor, the SD Lessors and the Toshiba Lessors.
Article 8. (Governing Law)
     This Agreement shall be governed by, and construed in accordance with, the laws of Japan in every respect.
Article 9. (Jurisdiction)
     Any and all disputes arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court.

     This Guarantee Agreement shall be prepared in three counterparts and the Guarantor and the SD Lessors shall each retain one copy hereof.
September 22, 2006

[Guarantee Agreement]
Guarantor:	SanDisk Corporation

By:
Title:

[Guarantee Agreement]
SD Lessor:	Toshiba Finance Corporation

By:
Title:

[Guarantee Agreement]
SD Lessor:	SMBC Leasing Company, Limited

By:
Title: